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                                                                    Exhibit 10.2

                       AGREEMENT FOR PURCHASE AND SALE OF

                    LARGE DIAMETER PIPE MILL AT GENEVA STEEL


                                     Between

                      MITSUBISHI INTERNATIONAL CORPORATION
                              of New York, New York

                                       and

                              GENEVA STEEL COMPANY
                                of Vineyard, Utah












                                  June 21, 1999


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                       AGREEMENT FOR PURCHASE AND SALE OF
                    LARGE DIAMETER PIPE MILL AT GENEVA STEEL

     This Agreement for Purchase and Sale of Large Diameter Pipe Mill (the "Agreement") dated as of June 21, 1999 is entered into by and between MITSUBISHI INTERNATIONAL CORPORATION of New York, New York ("BUYER") and GENEVA STEEL COMPANY, Debtor and Debtor-in-Possession, of Vineyard, Utah ("SELLER"), under the terms and conditions as outlined in the following sections.


                          SECTION 1 SCOPE OF AGREEMENT

1.1 Subject to the terms and conditions of this Agreement , BUYER agrees to buy and SELLER agrees to sell the used Large Diameter Pipe Mill and related equipment located on the premises of SELLER in Vineyard, Utah, USA (the "Premises") and which is more particularly listed and described in Appendix 1 which is made a part hereof, together with any existing spares designed to function solely with such equipment, as agreed upon by BUYER and SELLER, and any existing drawings, manuals and production and maintenance records for such equipment in SELLER's possession as of the date hereof (collectively, the "EQUIPMENT"). The EQUIPMENT shall not include cranes (except as provided in Section 1.1.1. of Appendix 1) or real property or any items that are real property improvements or fixtures. SELLER shall not remove any of the EQUIPMENT from the Premises after the date of this Agreement; provided, however, that SELLER shall not be responsible for any shortages unless it can be shown by BUYER that such EQUIPMENT was in existence at the Premises on the date hereof. In no event shall SELLER be liable for any EQUIPMENT removed from the Premises by BUYER or its contractors, employees, or representatives due to the failure of BUYER to adequately secure the site of the EQUIPMENT as provided herein. After the transfer of title to the EQUIPMENT and the receipt of the Contract Price (defined below) by SELLER (the "Closing"), BUYER, BUYER's client or BUYER's contractor shall be solely responsible to secure the site of the EQUIPMENT for dismantling and removal. Notwithstanding anything in Appendix 1 to the contrary, the EQUIPMENT shall not include any electrical main systems, transformers, breakers or switches.

1.2 The EQUIPMENT is being sold "as is" and "where is" in all respects. Except as specifically provided herein, SELLER makes no warranties or representations whatsoever regarding the Premises or the EQUIPMENT, or any other matter in any way related to the Premises or the EQUIPMENT, including, but not limited to, merchantability, fitness for a specific use, title to the EQUIPMENT (except as set forth in Section 6.2 hereof), existence (except as contemplated in Section 1.1 hereof), utilities, ability to dismantle or transport the EQUIPMENT, operational capability, use, value or condition (environmental and otherwise) of the EQUIPMENT. BUYER has inspected the EQUIPMENT and is of sufficient sophistication, technical expertise

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        and financial ability to evaluate the merits of the purchase of the
        EQUIPMENT. Other than as specifically provided in this Agreement, BUYER is not relying on, and hereby specifically waives any claim of liability based on, any statement, representation, warranty, promise, covenant, or undertaking by SELLER or any other person representing or purporting to represent SELLER in connection with the EQUIPMENT or the Premises.


                    SECTION 2 BANKRUPTCY AND CONSENT MATTERS

2.1 For the purposes of this Agreement, the terms "363 Order" and "Final Order" shall have the following definitions:


        2.1.1 "363 Order" means an order of the Bankruptcy Court (as defined below), in form and substance reasonably satisfactory to BUYER and SELLER, approving the sale of the EQUIPMENT by SELLER to BUYER under this Agreement pursuant to Sections 105 and 363 of the Bankruptcy Code, free and clear of any Encumbrances (as defined below) except as specifically set forth in this Agreement, and finding that BUYER is a "good faith purchaser" including for purposes of Section 363(m) of the Bankruptcy Code.

        2.1.2 "Final Order" means an order of the Bankruptcy Court (as defined below) (a) as to which the time to appeal shall have expired and as to which no appeal shall then be pending, or (b) if an appeal shall have been filed or sought, either (i) no stay of the order shall be in effect or (ii) if such stay shall have been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or (B) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the U.S. Bankruptcy Rules or local court rules, may be filed with respect to such order shall not prevent such order from being considered a Final Order.

2.2 The (a) sale of the Equipment pursuant to this Agreement, (b) rights and obligations of the parties hereto, and (c) effectiveness of this Agreement, shall be subject to (i) the approval of the transaction contemplated by this Agreement by the United States Bankruptcy Court for the District of Utah (the "Bankruptcy Court"), before which the bankruptcy proceeding under Chapter 11 of the Bankruptcy Code involving the SELLER as Debtor and Debtor-in- Possession was commenced and, (ii) the terms and conditions of the Bankruptcy Approval (as defined in Section 2.3) meeting the reasonable approval of SELLER and BUYER, which approval shall not be unreasonably withheld or delayed.


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2.3     The approval of the Bankruptcy Court shall be evidenced by the entry by the Bankruptcy Court of the 363 Order prior to the Closing Date (as defined below), in substantially the form contemplated by this Agreement, which order shall not have been reversed, stayed, modified or amended in any manner adverse to BUYER, and which shall have become a Final Order which remains valid and binding and in full force and effect (the "Bankruptcy Approval"). In the event such Bankruptcy Approval is not obtained by SELLER within sixty (60) days after the filing by SELLER of the motion for the 363 Order, or such other period as the parties may agree in writing (the "Approval Period"), this Agreement and the rights and obligations of the parties hereunder shall be null and void and of no further force or effect upon written notice by SELLER to BUYER; provided that if the Bankruptcy Approval is being diligently pursued by SELLER, either party hereto may extend the Approval Period for an additional thirty (30) days by giving written notice to the other party of such extension prior to the expiration of the original Approval Period.

2.4 In addition to anything contained in Section 2.1.1 hereof, and notwithstanding anything to the contrary contained herein, SELLER shall endeavor to have the Final Order include the provisions set forth in Subsections 2.4.1, 2.4.2 and 2.4.3.

        2.4.1 Pursuant to sections 363(b), 363(f) and 105(a) of the Bankruptcy Code, on the Closing Date the EQUIPMENT and all of SELLER's right, title and interest therein shall be transferred to BUYER in accordance with this Agreement and shall be free and clear of
                (i) all mortgages, security interests, conditional sale and/or title retention agreements, pledges, liens, judgments, demands, encumbrances, restrictions, constructive or resulting trusts, or charges of any kind or nature (collectively referred to as "Liens") and (ii) all debts arising in any way in connection with any acts of SELLER, claims (as that term is defined in section 101(5) of the Bankruptcy Code), obligations, demands, guarantees, options, rights, contractual commitments, restrictions, interests, and matters of any kind or nature, including, but not limited to, any restrictions on the use, transfer or other attributes of ownership, to the extent arising prior to the closing of this Agreement or relating to acts occurring prior to the closing of this Agreement, and whether imposed by agreement, understanding, law, equity or otherwise (collectively referred to as "Claims", and together with Liens, the "Encumbrances"). All such Encumbrances, as well as any and all Liens, Claims, demands, actions, causes of action, rights, obligations, liabilities, guarantees, damages, costs, expenses and other losses of every kind and nature, whether known or unknown, whether accrued or not accrued, whether choate or inchoate, and whether contingent or liquidated, which may exist or might have existed against SELLER or its affiliates prior to the closing of the Agreement including but not limited to any successor liability at law or in equity by the holders of any Liens and/or Claims, shall be released, terminated and discharged as to the EQUIPMENT

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                with all such Encumbrances attaching to the proceeds of the sale of the EQUIPMENT.

        2.4.2 All persons and entities holding Encumbrances of any kind and nature with respect to the EQUIPMENT are hereby forever barred and permanently enjoined from asserting such Encumbrances of any kind and nature against the EQUIPMENT or BUYER or its successors, assigns or affiliates.

        2.4.3 In no event shall BUYER be liable for any amounts or pre-Closing Date liabilities or obligations arising from and related to the EQUIPMENT.

        SELLER acknowledges that the failure of the Bankruptcy Court to include in the 363 Order the language of Subsections 2.4.1, 2.4.2 and 2.4.3 or language with the same effect shall be a basis for BUYER to withhold its consent to the Bankruptcy Approval; provided that, if, in granting the 363 Order, the Bankruptcy Court limits the scope of the release, termination and discharge of successor liability arising out of the transfer of the EQUIPMENT as described in the last sentence of Subsection 2.4.1, such limitation as to the release, termination and discharge of successor liability alone shall not provide a basis for BUYER to withhold its consent to the Bankruptcy Approval. BUYER's consent to the Bankruptcy Approval shall be a condition precedent to the rights and obligations of the parties hereunder.

2.5 At its sole cost and expense, SELLER shall, as promptly as practicable after the date of the Agreement, file with the Bankruptcy Court the necessary motions, notices and supporting papers, and a form of 363 Order, all in form and substance reasonably satisfactory to BUYER, seeking Bankruptcy Approval approving this Agreement and SELLER's performance hereunder, and SELLER shall use its commercially reasonable efforts to obtain entry of the 363 Order. BUYER agrees that it will take such actions as are reasonably requested by SELLER to assist in obtaining the Bankruptcy Approval, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among other things, of providing necessary assurances of performance by BUYER and demonstrating that the BUYER is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code. In the event the 363 Order shall be appealed, SELLER shall at its sole cost and expense use all reasonable efforts to defend such appeals.

2.6 SELLER shall provide BUYER with copies of all motions, notices and supporting papers, and form of 363 Order motion, to be filed by SELLER with the Bankruptcy Court relating to the matters herein prior to the filing thereof and shall not file any such document with the Bankruptcy Court in connection with this Agreement without BUYER's prior approval, unless due to emergency time constraints or as otherwise necessary in SELLER's opinion, for SELLER to fulfill its obligations under the Bankruptcy Code.


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2.7     To the extent such matters are within SELLER's control, SELLER shall provide adequate notice to BUYER of, and afford BUYER opportunity to attend and participate in, all bankruptcy motions, orders, hearings and other proceedings relating to the subject matter in this Section 2.

2.8 In the event that at any time and from time to time prior to receipt of the Bankruptcy Approval by the parties, SELLER receives another bona fide offer or offers from any third party with a higher purchase price or more favorable terms and conditions to SELLER with respect to the EQUIPMENT (each, an "Other Offer") which SELLER desires to accept, SELLER shall give written notice to BUYER (the "Offer Notice") of such Other Offer, including a copy of the document reflecting such Other Offer. Unless otherwise agreed to by SELLER and BUYER, BUYER shall have a period of five (5) business days after receipt of such Offer Notice either (i) to terminate this Agreement (which Agreement shall then become null and void with no further rights or obligations hereunder) or
        (ii) unconditionally agree in writing to modify this Agreement to include the material terms and conditions set forth in the Offer Notice. If BUYER fails to timely so notify SELLER of its termination of this Agreement or its unconditional acceptance of the terms and conditions set forth in the Offer Notice, this Agreement shall automatically terminate and thereafter this Agreement shall be null and void and neither SELLER nor BUYER shall have any further rights or obligations hereunder.

2.9 The rights and obligations of the parties hereto are subject to the further condition that SELLER shall have received the consent of Congress Financial Corporation, a Delaware corporation ("Congress Financial"), to SELLER's entry into this Agreement and the consummation of the transaction contemplated hereby. Promptly after the signing of this Agreement by the parties hereto, SELLER shall request such consent by Congress Financial and use its commercially reasonable efforts in an attempt to obtain such consent by Congress Financial. In the event such consent by Congress Financial is not obtained on or before the receipt of Bankruptcy Approval by the parties hereto, this Agreement and the rights and obligations of the parties hereunder shall be null and void and of no further force or effect upon written notice by SELLER to BUYER.


                                 SECTION 3 PRICE

3.1 The total purchase price for the EQUIPMENT described in Section 1 of this Agreement (the "Contract Price") is US$4,555,000.00 (Four Million Five Hundred Fifty-Five Thousand US Dollars).

3.2     The Contract Price is firm.


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3.3     Any sales, use or other tax (other than income taxes of BUYER) payable to the State of Utah in connection with the sale of the EQUIPMENT by SELLER to BUYER shall be paid by SELLER.

                     SECTION 4 PAYMENT AND TERMS OF PAYMENT

4.1     All payments under this Agreement shall be paid in U.S. Dollars.

4.2 The Contract Price of US$4,555,000.00 (Four Million Five Hundred Fifty-Five Thousand US Dollars) shall be paid by BUYER to SELLER in the following manner:

        4.2.1 A down payment of 20% of the Contract Price, or $911,000.00 (Nine Hundred Eleven Thousand US Dollars) (the "First Payment"), shall be paid to SELLER by wire-transferred funds (same day availability) within ten (10) days after Bankruptcy Approval.

        4.2.2 The balance of the Contract Price, or $3,644,000.00 (Three Million Six Hundred Forty-Four Thousand US Dollars) (the"Final Payment"), shall be paid to SELLER by wire-transferred fund (same day availability) no later than the last to occur of (i) fifteen (15) days after Bankruptcy Approval or (iii) thirty (30) days after the signing of this Agreement (the "Closing Date").


                     SECTION 5 EQUIPMENT REMOVAL & SCHEDULES

5.1 BUYER shall be responsible for using a qualified U.S. contractor for dismantling and removal of the EQUIPMENT from the Premises and loading the EQUIPMENT onto shipment containers, flat racks, trucks and/or rail cars at the Premises provided by BUYER. After dismantling and removal of the EQUIPMENT from the Premises, BUYER shall be responsible for performing a site clean-up of the Premises, including a clean sweep of the site and placing safety barriers around open pit areas which resulted from the dismantling and removal of the EQUIPMENT. SELLER shall allow BUYER, BUYER's client and BUYER's contractor access to the Premises for the purpose of dismantling and removing the EQUIPMENT provided that such entry shall be subject to the conditions precedent that SELLER shall have received the entire Contract Price and that BUYER, BUYER's client and BUYER's contractors shall have each entered into an agreement in form and substance satisfactory to SELLER addressing coordination, insurance, liability, indemnification, utilities, staging, battery limits, labor relations, transportation, security and other matters in connection with the dismantling and removal of the EQUIPMENT and the operation of SELLER's plant and other facilities.

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5.2     The dismantling of the EQUIPMENT shall commence after payment in full of the Contract Price but no later than sixty (60) days after the Bankruptcy Approval. The period for dismantling and removal of the EQUIPMENT at the Premises as contemplated by Section 4.1 shall not exceed eight (8) months from the date of the Bankruptcy Approval; provided however that (i) such period shall be extended a day for each day that the critical path for removal of the EQUIPMENT by BUYER is delayed solely by the wrongful acts or omissions of SELLER in the performance (or non-performance) of SELLER's obligations hereunder, and
        (ii) BUYER shall be entitled to an additional one-time thirty (30) day extension of such period (whether or not extended by operation of clause
        (i) above) by written notice thereof to SELLER so long as (a) BUYER is diligently pursuing dismantling and removal of the EQUIPMENT, (b) any delay in such dismantling and/or removal was not caused by BUYER, BUYER's client or BUYER's contractor, and (c) BUYER is not otherwise in default hereunder. If BUYER does not completely dismantle and remove the EQUIPMENT within such eight (8) month period, as such period may be extended pursuant to the immediately foregoing sentence, BUYER shall be in material breach hereof and SELLER, in addition to its other rights and remedies at law or in equity, shall have the right to remove the EQUIPMENT from the Premises and dispose of such EQUIPMENT, or any part thereof, as SELLER may in its sole judgment deem appropriate and apply the proceeds thereof in partial recoupment of its damages and other costs and expenses (including attorneys' and consultants' fees) incurred in connection with such default; provided that any proceeds in excess of such damages, costs and expenses shall be paid to SELLER upon SELLER's reasonable request.

5.3 Both SELLER and BUYER shall each have a designated representative on site during the entire period of EQUIPMENT dismantling, removal and loading in order to coordinate with each other. In addition, subject to
        Section 5.1 hereof, SELLER shall permit representatives of BUYER, BUYER's client and BUYER's contractor to be on site at SELLER's Premises during such period for the purpose of inspecting the EQUIPMENT, observing the performance of the dismantling, removal and loading of the EQUIPMENT, and match- marking the EQUIPMENT. The representatives of BUYER, BUYER's client and BUYER's contractors shall abide by all applicable laws, and by SELLER's rules and regulations of which they have received written notice, with respect to safety at the Premises.

5.4 SELLER shall be responsible for removal and disposal of any and all known hazardous materials, and all known hazardous and non-hazardous oils and fluids present in the EQUIPMENT, to a commercially acceptable level prior to the commencement of the EQUIPMENT dismantling, removal and loading, and shall otherwise be responsible for compliance prior to the Closing of the EQUIPMENT with all federal, state and local laws, ordinances, regulations, permits and approvals applicable to the EQUIPMENT and the Premises, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and rules and regulations of the Occupational Safety and Health Administration ("OSHA"), the Environmental

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        Protection Agency ("EPA") and similar state, county and municipal agencies with jurisdiction over such matters. The foregoing sentence shall not obligate SELLER to modify, upgrade or change the EQUIPMENT or otherwise alter the as-is nature of this transaction, SELLER's obligations being limited to the removal of such materials, oils and fluids. BUYER is responsible for disposal of any residual non-hazardous hydraulic oils or fluids discovered in the machine components during EQUIPMENT dismantling, removal and loading, and SELLER is responsible for disposal of any residual hazardous materials, oils and fluids discovered in the EQUIPMENT during dismantling, removal and loading at the Premises. Removal of such EQUIPMENT from the Premises shall be deemed to be BUYER's acknowledgment and approval of the satisfactory removal and disposal of such materials, oils and fluids by SELLER. SELLER shall have no responsibility or liability for any such materials, oils or fluids discovered in the EQUIPMENT after removal from the Premises.

5.5 Without limiting the generality of Section 5.4 hereof, BUYER shall cause each person performing any dismantling, removal or loading work or services for BUYER, BUYER's client or BUYER's contractor, to comply with all of the obligations set forth on Exhibit A hereto. Notwithstanding anything in this Agreement (including Exhibit A) to the contrary, neither BUYER, BUYER's client nor BUYER's contractor shall be liable for any environmental condition of the Premises to the extent that such condition existed prior to the entry by BUYER, BUYER's client or BUYER's contractor on the Premises.

5.6 SELLER shall provide BUYER and BUYER's contractor with access to and use of cranes currently available on the Premises as reasonably necessary for the dismantling, removal and loading. SELLER will allow BUYER's contractor to make an opening in one side of the building wall to allow larger EQUIPMENT in and out of the facility so long as such opening can be made without impairing the structural integrity of the building. SELLER shall provide BUYER and BUYER's contractor with the use of its utilities, staging areas and facilities at the Premises as necessary for the dismantling, loading and removal of the EQUIPMENT as contemplated herein at no additional cost or expense.

5.7 Prior to entering the Premises, BUYER, BUYER's client and BUYER's contractor shall provide SELLER with a certificate of insurance, or certified copies of insurance policies if requested by SELLER, evidencing that the insurance coverage described on Exhibit B hereto is in full force and will remain in full force during the entire dismantling and removal period. Failure to do so shall be a material default by BUYER of its obligations hereunder.

5.8 Subject to the terms, conditions and limitations of this Agreement, including but not limited to the provisions of Section 5.1 hereof, SELLER hereby grants to BUYER a non-exclusive easement for vehicular and pedestrian ingress and egress to and from the site of the EQUIPMENT to Geneva Road, such easement to be located on the existing roadways on the Premises, as such roadways may be relocated and established from time to time, for the sole


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        and limited purpose of allowing BUYER, BUYER's client and BUYER's contractor(s) to dismantle, remove and load the EQUIPMENT pursuant to the terms of this Agreement. Such easement shall automatically terminate upon the removal of the EQUIPMENT from the Premises or the termination of this Agreement, whichever first occurs.


                         SECTION 6 TRANSFER OF OWNERSHIP

6.1 Title to and ownership of the EQUIPMENT shall be transferred from SELLER to BUYER at the time the Final Payment is received by SELLER. SELLER shall issue to BUYER a bill of sale (without representation or warranty except as provided in this Agreement) evidencing such transfer of title and ownership, such bill of sale to be substantially in the form of Exhibit C hereto.

6.2 SELLER hereby represents and warrants to BUYER, as of the date hereof and as of the Closing, as follows:

        6.2.1 Subject to obtaining the Bankruptcy Approval, this Agreement has been duly executed by SELLER and constitutes a valid and binding obligation of SELLER, enforceable in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application and general principles of equity.

        6.2.2 Except for obtaining the Bankruptcy Approval and the approval of Congress Financial, no further consent or approval is necessary for the valid execution and delivery by SELLER of this Agreement and all other documents necessary or advisable to consummate the transactions contemplated hereby and thereby, or the valid performance by SELLER of its obligations under this Agreement and all other documents necessary or advisable to consummate the transactions contemplated hereby and thereby.

        6.2.3 SELLER shall indemnify, protect, defend and hold harmless BUYER from and against any and all claims (including claims for contribution and/or indemnification), demands, causes of action, losses, damages, liabilities, suits, costs and expenses, including without limitation, attorneys' fees and court costs, asserted against or suffered or incurred by BUYER by reason of, arising out of or in connection with (a) a breach or violation of any representation or warranty of SELLER set forth in this Agreement or in any other document executed by SELLER in connection hereunder, (b) a misrepresentation or inaccurate statement of fact made by SELLER in this Agreement or in any other document executed by SELLER in connection herewith, or (c) a default by SELLER in the performance of or failure of SELLER to perform any of its obligations or agreements set forth in this Agreement or in any other document executed by SELLER in connection herewith.


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        6.2.4   The EQUIPMENT will be conveyed to BUYER with good title and free from any Encumbrances to the extent provided by the Bankruptcy Approval.

        6.2.5 The sale of the EQUIPMENT by SELLER as contemplated hereunder shall not violate or abridge any applicable laws or the right, title and interest of third parties in intellectual property.

6.3 BUYER represents and warrants to SELLER, as of the date hereof and as of the Closing, as follows:


        6.3.1 This Agreement has been duly executed by BUYER and constitutes a valid and binding obligation of BUYER, enforceable in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application and general principles of equity;

        6.3.2 BUYER is not a party to, subject to, or bound by, any restrictions, lease, contact, indenture, trust, agreement of any nature, mortgage, deed of trust, loan agreement, security agreement, judgment, order, writ, injunction or decrees of any court or governmental body, that prohibits, impairs or affects in any way this Agreement or the consummation of the transactions contemplated by this Agreement;

        6.3.3 No further consent or approval is necessary for the valid execution and delivery by BUYER of this Agreement and all other documents necessary or advisable to consummate the transactions contemplated hereby and thereby, or the valid performance by BUYER of its obligations under this Agreement and all other documents necessary or advisable to consummate the transactions contemplated hereby and thereby.

        6.3.4 BUYER shall indemnify, protect, defend and hold harmless SELLER from and against any and all claims (including claims for contribution and/or indemnification), demands, causes of action, losses, damages, liabilities, suits, costs and expenses, including, without limitation, attorneys' fees and court costs, asserted against or suffered or incurred by SELLER by reason of, arising out of or in connection with (a) a breach or violation of any representation or warranty of BUYER set forth in this Agreement or in any other document executed by BUYER in connection herewith, (b) a misrepresentation or an inaccurate statement of fact made by BUYER in this Agreement or in any other document executed by BUYER in connection herewith, or (c) a default by BUYER in the performance of or failure of BUYER to perform any of its obligations or agreements set forth in this Agreement or in any other document executed by BUYER in connection herewith.

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        6.3.5   Commencing with the Final Payment of the Contract Price, all risk of loss, condemnation, damage or destruction related to the EQUIPMENT shall be borne by BUYER. If after the date of this Agreement but prior to Final Payment the EQUIPMENT is damaged by an event covered by SELLER's property insurance policy, BUYER shall be entitled to a credit against the Contract Price in an amount equal to the amount of insurance proceeds actually received by SELLER net of any costs, expenses (including attorneys' and consultants' fees and costs), deductibles or other sums expended by SELLER in pursuing such insurance claim.


                             SECTION 7 GOVERNING LAW

7.1 This Agreement is to be construed and interpreted in accordance with the laws of the State of Utah, USA, except for those portions of such laws which would give preference to the laws of another jurisdiction. Any action, suit or proceeding arising out of or relating in any way to this Agreement shall be commenced and maintained in the courts of the State of Utah, each party consenting to the exercise of personal jurisdiction of such courts as if such parties were personally present in such State.


                             SECTION 8 FORCE MAJEURE

8.1 "Force Majeure" shall mean any of the following causes to the extent that any such cause was neither foreseen nor reasonably foreseeable and is beyond the reasonable control of the party affected thereby: acts or omissions of third parties (excluding consultants, contractors or others in privity of contract with BUYER or SELLER (each a "Consultant")), any acts of government or government authority (including, without limitation, the failure to issue, the delay in issuing or the revocation after issuance of work permits, export licenses or consents relating to the sale of the EQUIPMENT as contemplated hereunder), acts of God, strikes or other collective action of labor, fires, floods, storm, tornado, earthquake, explosions, or any other cause, whether similar or dissimilar to those specifically enumerated herein, which is unforeseen or unforeseeable and is beyond the reasonable control of the party affected thereby; provided, however, that nothing herein shall require the settlement of any labor dispute or other controversy against the will of the party affected thereby.

8.2 Neither BUYER nor SELLER shall be liable for any delay or failure in the keeping or performance of its obligations under this Agreement during the time and to the extent that any such failure arises by reason of Force Majeure; provided that an event of Force Majeure shall not relieve BUYER of its obligation to timely pay to SELLER the Contract Price as provided in Sections 3 and 4 hereof except in the case of the destruction of the EQUIPMENT prior to Final Payment.

8.3 In the event of an event of Force Majeure, the party affected thereby shall promptly give written notice (setting forth full particulars) to the other party, and shall resume the keeping and performance of the respective obligation after the cause of Force Majeure has come to an end.

8.4     If an event of Force Majeure occurs and continues for a period of thirty
        (30) calendar days from the date of occurrence of such event, the parties shall meet and make reasonable efforts to resolve the problem.


                                SECTION 9 DAMAGES

9.1 If BUYER defaults in the performance of its obligations under this Agreement due to the reasons other than those caused by Force Majeure as outlined in Section 8, SELLER shall give written notice to BUYER designating such default. BUYER shall have a period of ten (10) days following the giving of such notice within which to correct, or in the case of a default which reasonably cannot be corrected within such ten
        (10)-day period, within which to commence action to correct, the default of which BUYER has received notice. If BUYER shall fail to correct such default within said ten (10)-day period or, if applicable, to commence action to correct such default within such ten (10)-day period and thereafter to diligently pursue the same to completion, SELLER shall be entitled to commence an action to recover damages from BUYER, and/or to compel specific performance by BUYER, and to recover all costs and expenses incidental to such an action, including reasonable attorneys' fees and costs.

9.2 If SELLER defaults in the performance of its obligations under this Agreement due to the reasons other than those caused by Force Majeure as outlined in Section 8, BUYER shall give written notice to SELLER designating such default, and thereafter SELLER shall have a period of ten (10) days within which to correct, or in the case of a default which reasonably cannot be corrected within such ten (10)-day period, within which to commence action to correct, the default of which SELLER has received notice. If SELLER shall fail to correct such default within said ten (10)-day period or, if applicable, to commence action to correct such default within such ten (10)-day period and thereafter to diligently pursue the same to completion, BUYER shall be entitled to commence an action to recover damages from SELLER and/or compel specific performance by SELLER, and to recover all costs and expense incidental to such an action, including reasonable attorneys' fees and costs.


                               SECTION 10 NOTICES

10.1 All notices that are required or are permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by certified airmail postage prepaid, return receipt requested, or delivered by a recognized overnight courier service with evidence of delivery, at the following addresses:

         If to BUYER:

         MITSUBISHI INTERNATIONAL CORPORATION
         Address:          520 Madison Avenue, New York, New York  10022-4223
         Phone:            (212) 605-2639
         FAX:              (212) 308-4708
         Attention:        Kazushi Okawa
                           Department Manager - Heavy Machinery Department


         If to SELLER:

         GENEVA STEEL COMPANY
         Address:          10 South Geneva Road
                           Vineyard, Utah 84058
         Phone:            (801) 227-9321
         FAX:              (801) 227-9141
         Attention:        Ken C. Johnsen
                           Executive Vice President

10.2 Such address may be changed at any time and from time to time by written notice given by one party to the other.


                            SECTION 11 MISCELLANEOUS

11.1 If either SELLER or BUYER have incurred or agreed to pay for any other obligations, contingent or otherwise, for broker's or finder's fees with respect to matters provided for in this Agreement , the party incurring any such obligations shall be solely responsible therefor. BUYER and SELLER warrant that there are no brokers involved in this transaction other than Van Deilen Industries, Inc. (the "Broker"). BUYER will indemnify and hold SELLER harmless from any and all claims, expenses or damages (including attorneys' fees) for broker's commissions arising from the Broker or any of BUYER's actions. SELLER will indemnify and hold harmless BUYER from any and all claims, expenses or damages (including attorneys' fees) for broker's commissions (excluding the Broker's commission) arising from any of SELLER's actions.

11.2 Notwithstanding anything in this Agreement to the contrary, neither SELLER nor BUYER shall be liable for any consequential damages arising out of or related in any way to this

        Agreement or the breach of this Agreement, including, but not limited to, lost profit or breach of collateral agreements.

11.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.4 This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the parties and supersedes and cancels all prior negotiations, warranties, representations, undertakings or agreements between the parties. No statement or representation shall be considered a part of this Agreement or binding upon the parties unless the same shall be expressly contained herein. This Agreement may not be modified in any manner except by an instrument in writing signed by SELLER and BUYER. There are no verbal agreements which modify or affect this Agreement.

11.5 This Agreement may be executed in any number of counterparts, each of which when so executed shall be an original but all of which shall constitute in the aggregate but one and the same document.

11.6 The captions contained herein are for purposes of identification and convenience only and do not define, limit or prescribe the scope of this Agreement and shall not be considered part of this Agreement.

11.7 If a legal action or other proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement , the party that prevails shall be entitled to recover reasonable attorney's fees, actual costs and expenses incurred, in addition to any other relief to which such party may be entitled.

11.8 BUYER and SELLER agree to execute such additional documents and take such further actions as may be reasonably required to carry out each of the provisions and the intent of this Agreement.

11.9 Whenever possible, each provision of this Agreement and every related document shall be interpreted in such a manner as to be consistent and valid under applicable law; but if any provision of any of the foregoing shall be invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition, without invalidating the remainder of such provision or the remaining provisions of this Agreement or said documents.

11.10 If the final date of any period set forth herein shall fall upon a Saturday, Sunday or recognized legal holiday in the State of Utah, then the time period related thereto shall be extended to the next day which is not a Saturday, Sunday or recognized legal holiday under the laws of Utah.

11.11 The parties hereto acknowledge that this Agreement has been prepared after extensive negotiations and the opportunity for each party to review the Agreement with and obtain advice from their respective legal counsel. In construing the Agreement, the fact that one party or the other may have drafted its various provisions shall not affect the interpretation of such provisions.

11.12 The covenants, representations and warranties set forth herein shall survive the delivery of, and shall not be merged into, the bill of sale or any other document executed in connection with the purchase and sale of the EQUIPMENT.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.


BUYER:


MITSUBISHI INTERNATIONAL CORPORATION


By:      \s\ Hajime Katsumura
   -------------------------------------
Title: Senior Vice President and COO
      ----------------------------------
Printed Name: Hajime Katsumura
             ---------------------------

SELLER:

GENEVA STEEL COMPANY,
Debtor and Debtor-in-Possession


By:      /s/ Ken C. Johnsen
   -------------------------------------
         Ken C. Johnsen
         Executive Vice President

                           APPENDIX 1 SCOPE OF SUPPLY

The EQUIPMENT listed below represents the major items to be included in this sale. All other available components not listed but determined by SELLER to be pertaining to the EQUIPMENT will be included, except for the cranes and building.

A.1     MAJOR EQUIPMENT LISTING

1.      Large Diameter Pipe Mill

        1.1     Plate Receiving and Handling

        Plate is shipped from rolling mill on plate cars which are spotted in plate receiving bay. Receiving bay crane operator unloads plate, stacks plate in stockpiles, and feeds unsticked crane by placing material in stacks beneath the unsticked. This magna vacuum crane, operating in sequence with planer, picks up single plate from stack, placing it on planer entry conveyor.

                1.1.1   Unsticked Crane

                Eder unit, 15-ton capacity, 64'-5" span, double drum hoist with hooks on 18-foot centers, crane runway 25'-6" long, maximum lift of hooks 14'-6", consists of a bridge drive, GE 10 HP, 900 RPM, A.C. motor; a hoist drive, GE 75 HP, 1200 RPM, A.C. motor; and a 7.5 KW Allis Callers magnet power supply.

        1.2     Plate Planing

        Single plates are squared and planed, both sides simultaneously, on two
                Baldwin Southward planers, capacity 40'-6" plate 1 1/2" thick, 60" to 125" wide.

                1.2.1   Entry Conveyor

                Flat plate conveyor 75'-9" long, 9-0" wide, consisting of
                        sections LA, LB1, and LB2, for moving plate into planer at 154 FPM.

                1.2.2   Plate Planers

                Two Baldwin Southward plate planers 52'-5 1/4" long for edge preparation of plate, complete with bed section, end columns, top beams, traveling tool holder carriages, plate centering devices, plate feed roll system, plate clamping units and two 75 HP planer carriage drives.

                                       1-1

                1.2.3   Planer Rubout Conveyor

                Two speed conveyor for handling planed plate and centering plate for entry into edge breaker. Conveying speed 227 FPM out of planer and 90 FPM into edge breaker, complete with plate centering side guide.

                1.2.4   Plate Transfer Conveyor

                Plate transfer conveyor for moving plate from edge break exit to
                        U-press entry, chain type, 48' C-C of sprockets, with driven conveyor chains spaced at 26'0" C-C. Fifteen rows of idler roll conveyors support the plate during transfer. Conveyor driven by GE, 1 HP, 1720 RPM, 60 cycle, 220/440 volt motor, Model 5K203D17 through Link Belt gear reducer size T.M. 40, 195:1 ratio, 9 RPM, Model No. 393Z2-V.

        1.3     Plate Forming

                1.3.1   Edge breaker

                McKay Machine Company unit for edge forming line pipe plate:
                        Capacity 60" to 126" plate width, in lengths 20' to 40'-6", plate thickness .188" to .750", and yield strength to 100,000 psi. Complete with tooling to edge form 20 through 40" diameter pipe. The machine contains four work roll stations, five drive roll stands, and forms the plate at 90 FPM. The main drive consists of four 50 HP, 1200 RPM, Westinghouse motors, 440/3/60, TEFC, NEMA design "D" 5-8% slip, on Frame No. 444U, through four Horsburgh & Scott gear reducers No. L.D. 3600, 79.55:1 ratio, triple reduction units.

                1.3.2   U-Press

                One Verson 2000 ton plate U-ing press machine No. 2000-HD4-4927,
                        132" width between columns and 492" long. Shut height between upper and lower platen 68", 110" fully opened, press is composed of four sections, each 123" long and containing hydraulic power pumping station driven by Reliance 50 HP, 870 RPM motor to an oilgear pump type DX-6025, rated 2500 psi at 60 GPM on a 350 gallon reservoir; 22 1/2" bore, 42" stroke, and 21 1/2" rod diameter power cylinder; a U-press entry conveyor, a rise and fall type, with plate transfer speed of 227 feet per minutes; and a U-press - O-press transfer conveyor, track mounted car 28'-0" long with three Foote Bros. Conveyor drives and a single U'ed can side support unit.


                                       1-2

                1.3.3   O-Press

                16,000 ton, three section, Verson O-Press No. HD-3-4927, 60"
                        clear width, 492" long, tooled for forming 20", 22", 24", 26", 30", 33", 34", 36", and 40" O.D. large diameter pipe. U'ed and O'ed pipe cans are conveyed through press on 3 Verson idler cushion rolls, Type 2W-1424, Serial No. 11703, each cushion roll mounted on 14" bore, 24" stroke air cylinder and power side pressure rolls with 4 Reliance 3 HP, 1740 RPM, 240/480, 3 phase, 60 cycle electric motors in Frame No. CB-225, through 4 Foote Bros. Gear reducers No. 613-1. Each Verson press section contains a hydraulic power source driven by one 125 HP, Reliance motor, 875 RPM, through oilgear pump model DX-15024, 2500 psi, with 1135 gallon oil reservoir; and hydraulic cyclinders, one 63 1/4" straight shaft cylinder 45" stroke, and two 21 1/4" bore cylinders with 19 3/4" rod and 45" stroke.

        1.4     Tack Welding Fixture

                A 40'-6" structural frame, supports 13 hydraulically powered chain pipe clamps, two idler and two powered conveyor rolls, a set of powered pipe rotating units, and welding Equipment consisting of two NCG weld wire feed motors, two NCG portable welder controllers Model WC 50, and two Tweco Model P-5 Mig-guns. The two power supplies are 600 amp units - NCG Model DRU600. Hydraulic power is supplied from I.D. welder hydraulic pumping station.

        1.5     Inside Seam Welders

        Basic Equipment consists of five automatic Unionmelt process, double submerged arc welders, mounted on a 43-foot boom with a traveling operator console and carriage. Each welder is tooled with clamp bands and shoes for 20", 22", 24", 26", 30", 33", 34", 36", and 40" O.D. pipe. Each welder consists of the following components:

                1.5.1   Welding Equipment

                Two 1,500 amp Westinghouse A.C. arc welding transformers, and one 1,000 amp Westinghouse transformer, three unionmelt type UEH-1 automatic welding head assemblies, two Linde voltage and control assemblies, one Linde UEC-1, and two Linde UEC-6 controls, one 41-foot copper chillbar hydraulic cylinder actuated to assure complete backup, and three weld wire roll pack payoff units, which allows three wire welding.


                                       1-3

                        1.5.1.1 Carriage Drive System

                        A Reliance 5 HP D.C. adjustable speed motor, frame 2110,
                                Hewitt Robins, Gear Reducers 30:1 Ratio - Type O, Size 50 Hypower and double rack and pinion transmission system are provided tracks for the weld carriage are "Vee" guide rails and a "Vee" rail wheels. Power tracks are provided for weld power, electrical drive power, flux vacuum pickup ground wires and air blowing of scale.


                        1.5.1.2 Flux Recovery Equipment

                        Boom mounted vacuum pickup head removes unfused flux
                                from the pipe following welding. The material enters a cyclone precipitator which gravity feeds into a 30" diameter Sweco separator Model 2A. Flux is screened and directed into three receiving hoppers according to size. Fused flux that stays in the pipe is removed in the pipe tilting pit and transported to the flux separator by bucket elevator. (Missing One Conveyor)

                        1.5.2   Hydraulic Power Source

                        Three Ingersoll-Rand two-stage motor pumps, 7 1/2 HP, 40
                                GPM at 130 psi Model No. 1-MRVN and two Wilson Snyder high pressure triplex pumps, Model 336P with 4.44:1 gear ratio, driven by 125 HP, 1800 RPM, 440/3/60 Westinghouse motors, Frame No. 445-US rated for 61 GPM at 3180 psi. Low pressure pumps feed into two accumulators rated at 150 psi, capacity 625 gallons each. (Missing Pumps and Motors)

                        1.5.3   Hydraulic Pipe Clamping Equipment

                        West end of the pipe is clamped in a fixed type end
                                clamp. The remainder of the pipe is clamped with nine 8" bore x 10 1/2" stroke hydraulic cylinders, trunnion mounted at the head end, connected through a linkage to each end of a steel clamp band and secure each pipe during seam welding.

1.6     Outside Seam Welders

Four automatic triple submerged arc, unionmelt process, A.C. welders mounted on a driven carriage, are driven on a "Vee" rail and have the same motor and gear reducer as the 5 inside seam welders. Double rack and pinion drive is also used. The Equipment is designed to weld 20" through 40" diameter pipe. Each welding machine consists

                                      1-4
        of the following: three Linde weld wire feed motors, Type DS-H, Part No. 25V26 with #15 gear train; three weld payoff reels, 200# capacity each; three CWS built weld heads adjustable vertically and transversely; three Westinghouse welding transformers, A.C. primary voltage 440, primary current 190 amps, single phase, welding current 1,500 amps, 1 hour continuous load, volts 40, 60 KW at rated load, with Linde controls Nos. UEC-1 and UEC-6.

        1.6.1   Flux System

        Two Cyclone assemblies consisting of two invincible 7 1/2 HP vacuum generators and cyclones, magnetic separators, vibrating conveyor and flux blender are provided for recovery. Unfused flux is picked up by a weld carriage mounted vacuum system off the cyclone and recirculated into the system.

        1.6.2   Carriage Drive System

        A Reliance 5 HP D.C. adjustable speed motor frame 2110, Hewitt Robbins, gear reducers 30:1 ratio Type O Size 50 hypower and double rack and pinion transmission system are provided. Weld carriage track is a "Vee" rail on both sides and power tracks are provided for weld power, electrical drive power flux vacuum pickup air for scale blowing and ground wire for welder carriage.

        1.6.3   Pipe Handling Equipment

        One set of pipe turning rolls consisting of a driven and an idler boggie wheel pipe rotator. Each unit is raised and lowered by a 10" bore, 4" stroke air cylinder and driven roll powered by a Foote Bros. Louis Allis gearmotor #33A-203 Type IX, rated 1 HP, and
                16.5 RPM output with a Stearns brake #H.B. 2A. One set of pipe elevating ground shoe saddles tooled with spacers for 20", 22", 24", 26", 30", 33", 34", 36" and 40" diameter pipe. Each saddle is elevated by a 4" bore, 27" stroke hydraulic cylinder with 6" rod extension.

1.7     Hydraulic Expander

Consolidated Western designed and built for expanding and hydro-testing large diameter pipe in 40'-6" to 30'-7" lengths, wall thickness to 3/4" maximum and grades to X-60. Machine has sixteen pipe holding die halves, each die tooled for processing 20", 22", 24", 26", 30", 33", 34", 36", and 40" pipe. Pipe is mechanically rolled into open dies, power end cylinder engage pipe forcing opposite end onto the internal belling ring seal. Pipe is filled and dies locked. Expand pressure is applied forcing pipe


                                      1-5
        against dies, pressure is reduced to hydrotest pressure with end dies lowered during test.

        1.7.1   Expander Pipe End Preparation

                1.7.1.1 End tabs are removed automatically by a horizontally rotating framed roll mounted in Conveyor Line L-17 at Column Row 20. Pipe is automatically positioned, with the seam at bottom, by a set of pipe turning rolls and a feeler limit switch, all located in Conveyor Line L-17. Conveyor then reverses driving east end tab into breaker removing same, pipe is then kicked onto expander preparation skid.

                1.7.1.2 Inside weld seams are chipped smooth to contour of pipe, a distance of 4" from each pipe end, manually, by two chippers. Pipe is held on two sets of double pipe escapements, each station having a driven set of pipe positioning rolls. Pipe is then moved to an end grinding station, located in Conveyor L-30, at Column Row 17, where a single grinder manually smooths the area where end tab was located. Powered set pipe positioning rolls constitutes the Equipment at this station.

        1.7.2   Pipe Washer

        Located immediately ahead of the expander entry, pipe is automatically internally washed. Pipe rolls into a double escapement where a set of powered pipe rotators pick the pipe off the skids and rotate while a fire nozzle washes pipe clean. Limit switches, operating in conjunction with solenoid control valves, automatically state and stop the cycle.

        1.7.3   Pipe Handling Equipment

        Conveyor L-23 is designed to end position and rotate incoming pipe to the proper position prior to entering the expander. A combination lift and metering escapement then sets the pipe in position to enter the expander. A pipe letdown assembly stops, holds, and lowers pipe onto expander exit skids.

        1.7.4   Hydraulic Equipment

                1.7.4.1 High Pressure Pumps


                                      1-6

                Four Kobe motor pumps, pump Frame No. 3CRE, 236.5 RPM, 20.6 GPM output at 3000 psi, with 40 HP, 1200 RPM, 440/3/60
                        electrical motor; 3 Kobe motor pumps, pump Frame No. 3CRE, 322 RPM, 28.05 GPM output at 3000 psi, with 40 HP, 1200 RPM, 440/3/60 electrical motor; 2 Kobe motor pumps, pump Frame No. 3CRE, 266 RPM, 23.1 GPM at 3000 psi, with 40 HP, 1200 RPM, 440/3/60, electrical motor. (Missing 3 Motors and Pumps)

                1.7.4.2 Fill Pumps

                Four Worthington motor pumps, pump No. 8L1-2500 GPM at 50' TDH, with 40 HP, 1800 RPM, 440/3/60 electrical motor.

                1.7.4.3 Accumulators

                One low pressure fill accumulator 11,000 gallon capacity, rated at 100 psi; one medium pressure air ballast accumulator 160 gallon usable capacity, 1900 gallon total capacity, 3000 psi working pressure; two high pressure air ballast accumulators, one 160 gallon capacity usable, 1900 gallon total, 3000 psi working pressure, one 95 gallon usable capacity, 1150 gallon total capacity, 3000 psi working pressure; one filter water supply tank 1750 gallon capacity; one low pressure air ballast prefill accumulator 2200 gallon capacity, 150 psi working pressure; one expand water storage tank 63,000 gallon capacity.

        1.7.5   Hydraulic Power Equipment

                1.7.5.1 Main power cylinder 43" bore, 6'-6" stroke with 20"
                        diameter rod, 5000 psi hydraulic cylinder.

                1.7.5.2 Die hoist cylinders, 16 units, 5 1/2" bore, 5'-1 3/4"
                        stroke, 1500 psi custom built hydraulic cylinders.

                1.7.5.3 Die lock bar cylinders, 8 assemblies, each with 7" bore,
                        8" stroke, 1000 psi hydraulic cylinder, mounted between a double guide shaft and yoke assembly.

                1.7.5.4 Stripper cylinders fill end only, four 4" bore, 3"
                        stroke, hydraulic cylinders.

                                      1-7

                1.7.5.5 Hydraulic intensifier cylinders, two 16 1/2" bore, 50
                        1/2" stroke units, with 11 7/8" rod, 5000 psi working pressure.

                1.7.5.6 Hydraulic ratio cylinder, 5000 psi working pressure, 16
                        1/2" bore, 65" stroke, with 6 1/2" diameter rod and rod sleeve inserts of various outside diameters for proper output pressures when processing 20", 22", 24", 26", 30", 33", 34", 36", and 40" pipe.

1.8     Pipe End Facing

Two Consolidated Western designed and built rotary pipe end facing machines tooled for processing 20", 24", 26", 30", 34", 36", and 40" diameter pipe. The machines have a fixed centerline, with adjustable height conveyors, to compensate for the various pipe sizes. Rotating tool holding arm contains two Carbide insert type cutting tools located 180(0) apart. Each facer consists of the following components:

        1.8.1   Drive Assembly

        Rotating cutting heads driven by 50 HP, 1800 RPM, 440/3/60 electrical motor on Frame No. 405, with a solenoid operated magnetic brake, 160# foot torque, Cutler-Hammer Type 105, bored for 1 7/8" diameter shaft. Foote Bros. helical gear reducer ratio 28.6:1, Size 20 M.D. with special 7" diameter output shaft. (Missing 50 HP motor and magnetic brake)

        1.8.2   Hydraulic Equipment

        A single 5" bore, 6" stroke, hydraulic cylinder controlled by 1/2"
                Vickers traverse control valve #C-1237-K, moves end face machine through the facing cycle. A single 7" bore, 19" stroke, hydraulic cylinder powers the end facer pipe clamp arms. Three Vickers two-stage pumps, 23.45 GPM at 250 psi and 4.7 GPM at 1000 psi, Model No. VC-138-A-30B-4, mounted on 150 gallon capacity tank and driven by 5 HP, 1200 RPM 440/3/60 electric motor, Frame No. 284, provide high pressure hydraulic medium.

1.9     Pipe Weighing and Measuring

A CWS designed and built electronic scale consisting of a structural weigh bridge, 21'-11 1/2" long, mounted on four load cells Baldwin No. C3P1, capacity 10,000# each. Baldwin electronic weight indicator with nixie light readout, 15,000# maximum capacity, graduated in 10 pound increments. Length measuring Equipment consists of manually read and positioned tape.


                                      1-8

        1.10    Pipe Repair Facilities

                1.10.1  I.D. Weld Repair

                One semi-automatic submerged arc portable welder, Lincoln
                        #S-7059, 440/3/60, Serial No. A-241808, with 600 amp
                        power source. (Missing one conveyor)

                1.10.2  O.D. Weld Repair

                Four portable welding machines, three 400 amp Lincoln units and one 300 amp G.E. unit, operated by hand arc welders at two welding stations, constitute O.D. weld repair facilities. (Missing machine)

                1.10.3  Pipe Burn-Off

                Designed,rotating pipe burn-off units, for cutting 20" to 40"
                        pipe, each machine consists of a structural frame mounted on four 2-ton Duff Norton jacks, with guide rods, for centering the burn-off machine. A plasma arc cutting torch mounted on a rotating face plate, are driven by a Vickers adjustable speed drive #HAS-1, with a 30:1 speed variation ratio and an output speed range of 55 to 1680, through a Falk speed reducer #400, ratio 50:1, Type AD. These units use the same control, power supply and torch as the small mill.

        1.11    Inspection Facilities

                1.11.1  Plate Ultrasonic Inspection Equipment (Missing)

                1.11.2 Preliminary visual inside weld seam inspection station, located on Skids L-6, consists of a set of double pipe escapements and a set of powered pipe rotating rolls with decking at each pipe end to permit inspector access to pipe.

                1.11.3 Preliminary visual outside weld seam inspection station, installed at Skids L- 10, contains a set of double pipe escapements, set of powered pipe rotating rolls, and decking full length of pipe.

                1.11.4 Pipe end x-ray station, installed in Conveyor L-20 adjacent to Column Row 12, consists of a General Electric industrial x-ray unit, Model DX-175, 12 MA continuous duty, with one x-ray tube head and one 7 1/2" KVA transformer. X-ray booth 7'-0" x 8'-0" structural steel with 3/16" lead sheeting. X-ray dark room, structural steel frame building 12' x 6' x 8' high, furnished with a Pakorol XM automatic x-ray film processor and dryer


                                      1-9
                        complete with chemical filtration device, two 25 gallon replenisher tanks, and automatic replenish and temperature control.

                1.11.5 Two fluoroscopic inspection facilities, installed parallel to Conveyor L-20, between Col. 4 and 12. Each contains a movable operator cubicle, structural steel framed with lead sheathing and glass 10'-4" x 5'-10", 7'-0" high; one 42-foot boom holding a Picker image tube assembly #3515H and an image amplifier tube No. T4ON-3 with 8 3/4" input phosphor; one pipe moving and handling carriage with turning rolls, letdowns, kickers, and driven by a Louis Allis adjustospede drive, Type COGX-ACM, 7 1/2" HP and Louis Allis gear reducer Line "A" gear Frame No. 424, 38.4:1 ratio, through a cable drum with an endless cable; Picker 150 KV industrial unit, Cat. No. 6157B with KL-1 control, #3373B starter, #585G transformer, four T40G-2P valve tubes, one #3516B power supply, and one #45765 SKVA stabilizer.

                1.11.6 Company final inspection station, located on Skid L-12, immediately north of Conveyor L-18, contains turning rolls and escapements with overhead fluorescent lights at two stations, one for inside seam final visual inspection and one for outside seam final inspection.

                1.11.7  Customer Inspection Station (Missing)

        1.12    L. D. Pipe Shipping (Not Included)

        1.13    Internal Pipe Coating

        Coating is performed by an outside Agreement or who sets up on Skids
                Nos. L-17 and L-18 (Skids Missing). Pipe is delivered by Geneva to painting entry skid on Conveyor L- 25. The Equipment includes: Butler Type Building 60'-0" x 240', 15 feet to square; pipe cleaning Equipment consists of boom-mounted rotating brushes, with detergent saturated steam as cleaning medium. Clear water rinse completes cleaning process, force air heaters dry the pipe, boom-mounted rotating paint spray head applies the internal coating full length of each pipe joint.

        1.14    L.D. Pipe Mill EOT Cranes (Not Included)

        1.15    Conveyors and Skids

                1.15.1 L.D. pipe conveyors are of two types, South San Francisco with hourglass idlers, and Foote Bros. with Mathews type idlers. South San Francisco type conveyor contains channel mounted hourglass idler conveyor rolls with drive assembly composed of 1 1/2HP, 1750 RPM, 440/3/60 motor on Frame No.


                                      1-10

                        204, and a 30:1 speed reducer chain driven to a 16 x 400 solid rubber tire, 25 RPM output. Drive assembly is base plate mounted, hinged at one end and hung from spring mounted bolts at opposite end. Total conveyor footage of this type 1350 L.F.

                Foote Bros. type conveyor contains 2430 L.F. consisting of
                        Mathews type flat roll idlers, each idler assembly containing two rolls, base mounted to form a "Vee" trough with 140(0) included angle, Drive assembly is composed of 2 HP Foote Bros. electric motors, 1735 RPM, 440/3/60 TEFC with a worm gear reducer, 56 RPM output. Two half-hourglass drive rolls completes the assembly.

                1.15.2 L.D. skids, constructed from "I" beams welded to "I" beam posts, pipe is stored or rolled on two parallel skids spaced approximately 23 feet apart, these form a set of skids. Total footage of skid sets in the L.D. pipe area 1740 feet.

        Note:   No Tooling or Parts available for making 33" O.D. pipes.

A.2     SPARE PARTS

        All available spare parts applicable to the EQUIPMENT that are existing at the plant at the time this Agreement is entered into by the parties.

A.3     TECHNICAL DOCUMENTATION

        All drawings, operating manuals and production and maintenance records in SELLER's possession pertaining to the EQUIPMENT that are existing at the plant at the time this Agreement is entered into by the parties.


                                      1-11

MAIN DRAWING LIST

     Pipe Equipment and X-Ray
     Unstacker
     Pipe Conveyors and Skids Hydraulic Systems #1, #2, #3
     Accumulators
     Turning Rolls from Other Plants
     Plate Planer - Maywood
     Plate Planer - So. San Francisco
     Plate Puller - So. San Francisco
     U-ing Press
     O-ing Press
     Tack Welder
     Seam Welder
     Flux Recovery
     Changeover Equipment
     Seam Welder
     Hydraulic Expander
     Plate and Pipe Driers
     End Facers
     Oxy-Acetylene Pipe Cutoff
     Weighing and Measuring Equipment
     Round Seam Welder
     Changeover Equipment
     Spare Parts
     Scrap Handling
     Large Diameter - General
     Plate Turner
     End Tab Forming and Receiving Bay Plate Shear
     End Tab Removal
     and O.D. Weld Repair
     Pipe Inspection Equipment
     Strain Aging
     Plate Inspection and Repair
     Scale Removal Hammer
     Proposal Drawings

                                      1-12

ADDITIONAL DRAWINGS

PMP261 A            L. D. Pipe Mill I.D. & O.D. Welder Machine

PMP291 D            L. D. Pipe Mill Forming Area "U"-ing Press Rocker
                    Detail of long inserts

PMP307 D            L. D. Pipe Mill Final Inspection Area Cat Walk Col #7 to
                    Col #10 on E Row Plan & Elevation

PMP308 D            L. D. Pipe Mill Final Inspection Area Cat Walk Col. #7 to
                    Col. #10 on E Row, Details & Section

PMP309 D            L. D. Pipe Mill Final Inspection Area Car Walk Co. #7 to
                    Col. #10 on E Row, Detail & Plan

PMP321 D            L. D. Pipe Mill Hydraulic Power Pump Station, Hydraulic Oil
                    Filter Unit Assembly

PMP322 D            L. D. Pipe Mill Hydraulic Power Pump Station, Hydraulic Oil
                    Filter Unit Casing Weldmet

PMP323 C            L. D. Pipe Mill Hydraulic Power Pump Station, Hydraulic Oil
                    Filter Unit, Casing Detail

PMP324 B            L. D. Pipe Mill Hydraulic Power Pump Station, Hydraulic Oil
                    Filter Unit, Stand Pipe Detail

PMP325 B            L. D. Pipe Mill Hydraulic Power Pump Station, Hydraulic Oil
                    Filter Unit, Baffle Plates Detail

PMP356 D            L. D. Pipe Mill Primary Flow Diagram, Pipe Processing,
                    Geneva Pipe Mill

PMP404 D            L. D. Pipe Mill Plate Edge Planer, Plate Aligning
                    Hydromotor, Motor Body Detail

PMP100 B L. D. Pipe Mill Tacking Jig, Spiral Can Indicator, Detail of Scale

PMP101 B            L. D. Pipe Mill Tacking Jig, Spiral Can Indicator, Sliding
                    Pointer Detail

PMP102 B            L. D. Pipe Mill Plate Edge Planer, Underside Deburring
                    Tool, 1 x 1 1/2x 6" Long Circle C


                                      1-13


PMP103 B            L. D. Pipe Mill, I.D Welders, Meter Panel

PMP104 D            L. D. Pipe Mill Inside Seam Welders, Welder Head Assembly

PMP105 D            L. D. Pipe Mill Inside Seam Welders, Welder Head and Flux
                    Hopper, Detail

PMP106 D            L. D. Pipe Mill Inside Seam Welders, Rod Feed Motor
                    Platform & Boom Extension, Detail

PMP107 B            L. D. Pipe Mill Inside Seam Welders, Nozzle Block, Detail

PMP108 B            L. D. Pipe Mill Inside Seam Welders, Nozzle Block Holder,
                    Detail

PMP109 B            L. D. Pipe Mill Inside Seam Welders, Trail Nozzle Block Bus
                    Bar, Detail

PMP110 B            L. D. Pipe Mill Inside Seam Welders, Lead Nozzle Block Bus
                    Bar, Detail

PMP111 B            L. D. Pipe Mill Inside Seam Welder, Lead & Trail Wire Guide
                    Block, Detail

PMP112 B            L. D. Pipe Mill Inside Seam Welders, Guide Wheel Mounting,
                    Bracket, Detail

PMP113 B            L. D. Pipe Mill Inside Seam Welder, Nozzle & Bus Bar,
                    Insulations, Detail

PMP114 B            L. D. Pipe Mill Inside Seam Welder, Misc. Parts, Guide
                    Wheel, Details

PMP115 B L. D. Pipe Mill Inside Seam Welders, Nozzle Block Holder and Bus Bar Assembly

PMP116 B            L. D. Pipe Mill Inside Seam Welders, Un-fused Flux Nozzle,
                    Detail

PMP117 B            L. D. Pipe Mill Inside Seam Welder, Lead & Trail Wire Guide
                    Block Assembly

PMP124 B            L. D. Pipe Mill Inside Seam Welders, Meter Panel, Hole
                    Covers

PMP125 A            L. D. Pipe Mill Inside & Outside Seam Welders, Leghi Crack
                    Test, Test Plate

PMP157 B            L. D. Pipe Mill Flux Pick-up Nozzle, O.D. Welders, Detail

PMP158 D            L. D. Pipe Mill Flux Pick-up Nozzle, I.D. Welders, Detail


                                      1-14


PMP162 A            L. D. Pipe Mill I.D. & O.D. Welder Nozzle, Detail

PMP217 B            L. D. Pipe Mill I.D. & O.D. Welders, Commericas Iossum Pump
                    Duct Filter, Detail

PMP218 B            L. D. Pipe Mill O.D. Welder, Flux Conveyor System, 8 x 4
                    Pan Side Board

PMP219 D            L. D. Pipe Mill Inside Seam Welders, Unfused Flux Recovery
                    System, Modification

PMP220 D            L. D. Pipe Mill Inside Seam Welders, Unfused Flux Recovery
                    System, Separator Support Frame

PMP221 D            L. D. Pipe Mill Outside Seam Welders, Ground Contact Shoe -
                    Bus, Detail

PMP222 D            L. D. Pipe Mill Outside Seam Welders, Insulated Ground Shoe,
                    Installation

PMP226 A            L. D. Pipe Mill, Pipe Marking Stencil, Neill Price
                    International Inc., Stencil Detail

PMP227 D            L. D. Pipe Mill X-Ray Inspection, X-Ray Core, Detail

PMP231 D            L. D. Pipe Mill Pipe Marking Stencil, National Iranian Oil
                    Co., Export Order

PMP232 A            L. D. Pipe Mill I.D. & O.D. Welder Nozzle, Carbide Insert
                    Wire Guide, Detail (Ref. PMP152)

PMP233 A            L. D. Pipe Mill Pipe Marking Stencil, National Iranian Oil
                    Co., Neill Price Export Order

PMP237 D            L. D. Pipe Mill I.D. Welding Machines, Flux Dust Disposal
                    Conveyor, General Layout


                                      1-15

                                    EXHIBIT A
                                       TO
                         AGREEMENT FOR PURCHASE AND SALE

                            Environmental Provisions

         BUYER acknowledges that it understands that the Premises are located on the site of a steel manufacturing facility and that the Premises may have involved the use of Hazardous Materials. In dismantling and removing the EQUIPMENT, BUYER shall comply with all applicable federal, state and local laws, rules and regulations and shall comply with all applicable Environmental Laws, as hereinafter defined, concerning Hazardous Material, as hereinafter defined.

        1. Upon BUYER's knowledge, BUYER shall immediately advise SELLER in writing of (i) any and all Environmental Liabilities and Costs imposed on BUYER,
(ii) the presence of any Hazardous Materials on, under or about the Premises, and (iii) copies of all communications with any person or federal, state and local governments or agencies relating any legal proceedings, action, claim, suit, administrative proceedings, or other governmental action relating to any noncompliance with any Environmental Laws.

        2. BUYER shall promptly take any and all necessary remedial action in response to the storage, use, disposal, transportation, discharge, or release of any Hazardous Materials by BUYER on, under or about the Premises; provided however, that BUYER shall first obtain SELLER's approval of any proposed remedial action. In the event BUYER undertakes any such remedial action, it shall conduct and complete such remedial action: (i) in compliance with all applicable federal, state and local laws, regulations, rules, ordinances and policies and any applicable Environmental Laws; (ii) to the satisfaction of SELLER; and (iii) in accordance with the orders and directives of all federal, state and local governments or agencies.

        3. BUYER shall defend, indemnify and hold SELLER harmless from and against any and all actual or potential claims for any Environmental Liabilities and Costs to the extent that such are caused by the actions of the Buyer, including but not limited to any use, handling, production, transportation, disposal or storage of any Hazardous Materials in or on the Premises by BUYER or its agents, assigns, invitees, contractors or representatives, or any person acting with the consent of BUYER. In addition, BUYER agrees that in the event any Hazardous Material brought upon the Premises by BUYER or its agents, assigns, invitees, contractors or representatives, is caused to be removed from the Premises, the number, or other designation, assigned by BUYER, or any federal, state or local governments or agencies, for such Hazardous Material shall be solely in the name of BUYER and BUYER shall assume any and all liability for such removed Hazardous Material. BUYER's liability to SELLER shall arise upon the earlier to occur of (a) discovery of any release of any Hazardous Materials on, under or about the Premises or (b) the institution of any claims for any Environmental Liabilities and Costs, and not upon the realization of loss or damage, and BUYER agrees to pay to SELLER from time to time, immediately upon SELLER's request, an amount equal to such Environmental Liabilities and Costs, as reasonably determined by SELLER, subject to the final determination of any dispute or proceeding undertaken by BUYER in good faith to contest imposition of such expenses by governmental authorities. SELLER shall have the right to join and participate in, as a party if it so elects, in any legal or administrative proceedings or actions relating to BUYER's activities or occupancy or use of the Premises initiated in connection with any Environmental Liabilities and Costs and each party shall pay its own attorneys' fees in connection therewith. Except as provided in this Contract, neither party is relieved from any responsibility or liability under any applicable Environmental Law.

        4. As used herein, (a) "Environmental Law" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety, the environment and natural resources, (b) "Hazardous Material" means any radioactive, hazardous or toxic substances, material, waste or similar term, including, but not limited to, petroleum and petroleum products, the presence of which at the Premises or the discharge or emission of which from the Premises, or the use, generation, manufacture, collection, storage, treatment, disposal or transportation of which, is regulated by any Environmental Law, (c) "Remedial Actions" means all actions required or voluntarily undertaken to (i) clean up, remove, treat or in any other way detoxify or address Hazardous Materials; (ii) prevent the release or threatened release or minimize the further release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare, natural resources, or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care, and (d) "Environmental Liabilities and Costs" means any liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any person (including, but not limited to, any federal, state or local governments or agencies), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any portion thereof arising under any Environmental Law, permit, order or agreement with any person or federal, state or local governments or agencies, and which relate to any environmental, health or safety condition of the Premises, or activities of BUYER (or its agents, assigns, invitees, contractors, representatives, or other persons for whom they may be legally responsible), past, present or future, except to the extent any such condition is shown to be due to the activities of a party or parties other than BUYER (or its agents, assigns, invitees, contractors, representatives, or other persons for whom they may be legally responsible).

                                    EXHIBIT B
                                       TO
                         AGREEMENT FOR PURCHASE AND SALE

                              Insurance Provisions

         BUYER shall, as a part of the Contract Price and without limiting its obligations or liabilities hereunder, obtain and maintain during the term of this Contract or longer, as may be indicated below, the following insurance coverages with limits not less than those shown below with a company or companies authorized to do business in Utah and acceptable to SELLER and under forms of policies satisfactory to SELLER:

        1. Workers' Compensation and Employer's Liability Insurance. Workers compensation insurance shall be provided covering all employees of BUYER directly or indirectly engaged in any activities in connection with this Contract in accordance with all statutory requirements (whether now existing or hereafter imposed) of all states with jurisdiction over such employee-employer relationship. Such insurance shall be written for the required statutory amounts. In addition, employer's liability insurance, including occupational disease coverage, shall be provided with the following policy limits and shall include broad form other states and voluntary compensation endorsements (references are to standard Insurance Services Office current forms):

                  $1,000,000 Each Accident - Bodily Injury by disease $1,000,000 Policy Limit - Bodily Injury by disease $1,000,000 Each Disease - Bodily Injury by disease

        2. Commercial General Liability Insurance. A 1988 ISO commercial general liability insurance policy shall be provided on an occurrence basis with the following annually renewing policy limits and the following terms and coverage:

                  (a) no deductible and coverage limits of $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate.

                  (b) providing coverage up to the policy limits for all sums which the insureds shall become legally obliged to pay for damages because of bodily injury (including death at any time resulting therefrom) sustained by any person or persons or because of damage to or destruction of property caused by an occurrence or accident arising out of any operations carried on in connection with this Contract.

                  (c) including blanket coverage for broad form contractual liability for the Work.

                  (d) including the following coverage endorsements (references are to standard Insurance Services Office current forms):


            (1)      Blanket X, C and U Coverage;

            (2)      Premises-Operations Liability;

            (3) Products and Completed Operations Liability for a period of not less than three (3) years after final acceptance of the Work;

            (4)      Owner's and Contractor's Protective Liability;

            (5)      Employers Liability;

            (6)      Non-Owned Automobile Liability;

            (7)      Bodily injury and property damage;

            (8)      Elevators;

            (9) Broad form contractual liability and broad form property damage;

            (10)     Fire legal liability; and

            (11) Personal injury (deleting employee and contractual exclusions)

         3. Comprehensive Automobile Liability Insurance. A comprehensive automobile liability policy shall be provided on a standard form providing coverage for bodily injury, property damage and uninsured vehicles for all occurrences whether occurring at the SELLER Works or elsewhere. The limit of liability shall not be less than $1,000,000.00 combined single limit for bodily injury and property damage per occurrence. Such insurance shall cover the use of all owned, non-owned. and hired vehicles used in connection with the Work.

         4. Excess Liability Insurance. An excess liability insurance policy will be provided following the form of the insurance policies provided for in the immediately foregoing Sections 1, 2 and 3, subject to a limit of not less than $5,000,000 per occurrence and annual aggregate limits.

         5. Additional Insured; Waiver of Subrogation. The policies required by the immediately foregoing Sections 1 (employer's liability only), 2, 3, and 4 shall provide that SELLER is an additional insured thereunder and that said policies are primary without right of contribution from SELLER or any insurance otherwise maintained by SELLER. All BUYER's policies of insurance (except for the workers compensation insurance required by Section 1 of the Contract), shall be endorsed to include a complete waiver of subrogation in favor of SELLER.

        6. Cross-Severability Clause. The policies required by this Exhibit shall be endorsed to state that the inclusion of more than one insured under such insurance shall not operate to impair the rights of one insured against another insured and (except for the applicable aggregate policy limits) the coverage afforded by each insurance policy shall apply as though a separate policy had been issued to each insured.

        7. Subcontractor Insurance. Unless otherwise agreed in writing by the parties hereto, BUYER shall require each of its Subcontractors to provide insurance at levels and coverage similar to that set forth above and to provide evidence of the same to SELLER prior to entering the Premises.

        8. Cancellation of Insurance. Each insurance policy required by this Exhibit shall be endorsed to state that coverage shall not be suspended, amended, voided, cancelled, reduced in coverage or in limits except after thirty
(30) calendar days prior written notice by certified mail, return receipt requested, has been given to SELLER.

                                    EXHIBIT C
                                       TO
                         AGREEMENT FOR PURCHASE AND SALE

                                  Bill of Sale




                                  BILL OF SALE

         THIS BILL OF SALE is made and entered into effective as of the _____ day of _________, 1999 by GENEVA STEEL COMPANY, Debtor and Debtor in Possession, ("Seller"), in favor of MITSUBISHI INTERNATIONAL CORPORATION ("Buyer").

                                   WITNESSETH:

         Concurrently with the execution and delivery of this Bill of Sale, Seller is conveying to Buyer certain specific assets owned by Seller, upon the terms and conditions set forth in that certain Agreement for Purchase and Sale of Large Diameter Pipe Mill (the "Agreement") dated as of June 21, 1999 between Buyer and Seller.

         NOW, THEREFORE, FOR TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

         1. Definitions. Capitalized terms used in this Bill of Sale shall have the same meaning ascribed to them in the Agreement unless otherwise specifically indicated herein.

         2. Conveyance. Seller hereby grants, bargains, sells, assigns, conveys and transfers to Buyer all of Seller's right, title, claim and interest in and to the EQUIPMENT described in Section 1.1 of the Agreement.

         3. NO WARRANTIES. THE EQUIPMENT IS BEING SOLD "AS IS" AND "WHERE IS" IN ALL RESPECTS. EXCEPT AS SPECIFICALLY PROVIDED IN THE AGREEMENT, SELLER MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER REGARDING THE PREMISES OR THE EQUIPMENT, OR ANY OTHER MATTER IN ANY WAY RELATED TO THE PREMISES OR THE EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY, FITNESS FOR A SPECIFIC USE, TITLE TO THE EQUIPMENT (EXCEPT AS SET FORTH IN SECTION 6.2 OF THE AGREEMENT), EXISTENCE (EXCEPT AS CONTEMPLATED IN SECTION 1.1 OF THE AGREEMENT), UTILITIES, ABILITY TO DISMANTLE OR TRANSPORT THE EQUIPMENT, OPERATIONAL CAPABILITY, USE, VALUE OR CONDITION (ENVIRONMENTAL AND OTHERWISE) OF THE EQUIPMENT. BUYER HAS INSPECTED THE EQUIPMENT AND IS OF SUFFICIENT SOPHISTICATION, TECHNICAL EXPERTISE AND FINANCIAL ABILITY TO EVALUATE THE MERITS OF THE PURCHASE OF THE EQUIPMENT.

OTHER THAN AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, BUYER IS NOT RELYING ON, AND HEREBY SPECIFICALLY WAIVES ANY CLAIM OF LIABILITY BASED ON, ANY STATEMENT, REPRESENTATION, WARRANTY, PROMISE, COVENANT, OR UNDERTAKING BY SELLER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER IN CONNECTION WITH THE EQUIPMENT OR THE PREMISES.


         4. Successors and Assigns. This Bill of Sale shall inure to the benefit of Buyer, its successors and assigns, and shall be binding upon Seller, and its successors and assigns.

         5. Applicable Law. This Bill of Sale shall be construed, enforced and interpreted in accordance with the laws, excluding the choice of law rules, of the State of Utah.

         6. Entire Agreement. This Bill of Sale, together with the Agreement, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all negotiations, representations, prior discussions and preliminary agreements between the parties hereto relating to the subject matter hereof.

         7. No Merger. Nothing contained in this Bill of Sale is intended to, or shall, in any way effect a merger, elimination, modification, or termination of any covenant, undertaking, representation or warranty or other matter set forth in the Agreement.

                  IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first written above.

                              "SELLER":

                              GENEVA STEEL COMPANY,
                              Debtor and Debtor in Possession


                              By:       \s\ Ken C. Johnsen
                                 ---------------------------------------------
                                 Ken C. Johnsen
                                 Executive Vice President


                                       C-2